Stephen Russell, CEO
Paul Will, CFO
Celadon Group, Inc.
One Celadon Drive
Indianapolis, IN 46235-4207
317-972-7000

FOR IMMEDIATE RELEASE

CELADON GROUP ANNOUNCES ACQUISITION
OF TRUCKLOAD VAN ASSETS FROM CX ROBERSON

INDIANAPOLIS, IN January 18, 2005 - Celadon Group, Inc. (Nasdaq: CLDN) announced today that one of its wholly-owned subsidiaries purchased the truckload van business and approximately 370 tractors and 670 van trailers of CX Roberson, Inc. for approximately $22.7 million. In addition, Celadon offered employment to approximately 320 qualified drivers. According to the seller’s unaudited financial statements, the Champaign, Illinois-based van division of CX Roberson generated approximately $45 million in gross revenue in 2004. The transaction did not include Roberson’s flatbed business and related assets.

Steve Russell, Chairman and Chief Executive Officer, stated, “We are delighted with the Roberson acquisition and expect it to follow the pattern established in our Burlington and Highway Express acquisitions during the past few years. In those acquisitions, as in this one, our goals are to continue to diversify our customer base with quality customers, add density in our primary traffic lanes, and gain a significant number of experienced drivers.

"Based on our evaluation of the business, we believe Roberson had a core group of high-quality customers and drivers, but suffered from the excessive cost structure that plagues many mid-sized carriers. We expect to integrate the acquired operations promptly. As part of the integration process, we expect to optimize the combined customer, driver, and equipment base to improve asset productivity. We believe we can enhance the service to Roberson’s former customers through an upgraded equipment fleet, excellent technology, more available assets for dispatch, and an outstanding safety record.

"At Celadon, our driver turnover has been significantly better than the industry average over the past few years, and we plan to work hard to retain the Roberson drivers. To assist in this goal, as well as to adhere to our existing equipment strategy, we plan to retain approximately 200 of the newest tractors and approximately 200 of the newest trailers from the acquisition and dispose of the balance. In the short-term, the additional Roberson drivers will retain their units until seated with newer equipment. We believe this strategy will allow us to focus on the most favorable freight and discontinue hauling freight that does not fit our operations, assist with driver retention and minimize the risk of unseated tractors following the acquisition, and operate a newer fleet with lower maintenance costs. We expect the acquired operations to be accretive beginning in the June 2005 quarter."

Celadon will hold a conference call to discuss its fiscal third quarter financial and operating results and the effects of the acquisition on Tuesday, January 25, 2005, at 10:00 a.m. Eastern Time. Participants may join the conference by dialing 866-800-8651 pin # 71720960 a few minutes prior to the starting time. A replay will be available through March 25, 2005 by dialing 888-286-8010 and entering call back code 68633586.

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is also the owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 16,500 member fleets. Please visit the company’s websites at: www.celadontrucking.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to the acquisition, the risks and uncertainties include, but are not limited to, the risk that integration of the acquired operation will not proceed as planned; the risk that Celadon will lose key components of the acquired operation, including customers and drivers, none of whom is bound to remain with the acquired operation; the risk that Celadon will not be able to improve the profitability of the acquired operation and operate it near the level of Celadon's profitability; the risk of receiving less than expected for tractors and trailers expected to be disposed of and recording a loss on disposal of such equipment; the risk of unknown liabilities related to the acquired operation; the risk that acquired operations will not be as accretive to earnings per share as expected or at all; and the risk that integrating and managing the acquired operation will distract management from other operations. With respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.